EXHIBIT 10.2

AMENDMENT TO THE GENTHERM INCORPORATED 2013 EQUITY INCENTIVE PLAN

Section 5(a) is hereby amended to read in its entirety as follows:

(a) The maximum number of shares of stock which may be issued pursuant to Awards granted under the Plan or with respect to which Awards may be granted under the Plan shall not exceed in the aggregate the sum of (i) 6,500,000 shares of Common Stock of the Corporation, plus (ii) the number of shares of Common Stock of the Corporation that, as of the effective date of the Plan are subject to awards granted under the Gentherm Incorporated 2006 Equity Incentive Plan or the 2011 Equity Incentive Plan and that, on or after the effective date of the Plan, expire or are terminated, surrendered or canceled without the delivery of any shares of Stock in the case of options, or are forfeited or reacquired by the Corporation, in accordance with the terms of the relevant plan, in the case of unvested restricted stock awards (in each case, subject to adjustments as provided in this Paragraph 5) (the “Share Limit”).

Section 5(b) is hereby amended to read in its entirety as follows:

(b) Awards of restricted stock, restricted stock units, unrestricted stock, and dividend equivalents (including performance shares and performance units) payable in shares of Common Stock shall count against the Share Limit as 1.85 shares of Common Stock for each share of Common Stock covered by such Awards. Awards of Incentive Options, Nonqualified Options, and stock appreciation rights shall count against the Share Limit as 1.00 share of Common Stock for each share of Common Stock covered by such Awards. The full number of shares of Common Stock subject to an option or stock appreciation right shall count against the Share Limit, even if the exercise price of the such option or stock appreciation right is satisfied in whole or in part through net-settlement or by delivering shares of Common Stock to the Corporation (by either actual delivery or attestation). Shares of Common Stock issued or to be issued under the Plan shall be authorized but unissued Common Stock or issued Common Stock that has been reacquired by the Corporation or a Subsidiary or affiliate of the Corporation. If any Common Stock covered by an Award is not purchased or is forfeited, or if an Award otherwise terminates without delivery of Common Stock subject thereto, then the number of shares of Common Stock related to such Award and subject to such forfeiture or termination shall not be counted against the limit set forth above (or included for purposes of the calculation in the proviso, above), but shall again be available for making Awards under the Plan. Notwithstanding the foregoing, there shall not be added back to the Share Limit: (x) shares of Common Stock that are subject to an option or a share-settled stock appreciation right (including those stock appreciation rights that may be settled in either shares or cash) and are not issued upon the net settlement or net exercise of option or stock appreciation right; (y) shares of Common Stock delivered to or withheld by the Corporation or a subsidiary or affiliate of the Corporation to pay the exercise price or the withholding taxes under options or stock appreciation rights; or (z) shares of Stock repurchased on the open market with the proceeds of an Option exercise.